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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees
Green Century Funds

Board of Trustees
Domini Social Trust

We consent to the use of our reports, dated September 25, 2006, for the Green Century Balanced Fund and the Green Century Equity Fund, each a series of the Green Century Funds, and for the Domini Social Equity Trust, a series of the Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

                                          [GRAPHIC APPEARS HERE]

Boston, Massachusetts
November 28, 2006